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                                                                  EXHIBIT 10.15


                               September 11, 1996

Michael J. Durham
THE SABRE GROUP
P.O. Box 619616
DFW Airport, TX  75261-9616

Dear Mr. Durham:

     AMR Investment Services, Inc. ("AMR") hereby agrees to serve as investment adviser for the investment account of THE SABRE GROUP ("Client") pursuant to the following terms and conditions:

     1. Appointment of AMR. Client hereby appoints AMR as investment adviser to manage and supervise such assets as Client shall from time to time place into Client's investment account ("Account") with AMR.

     2. Acceptance of Appointment. AMR agrees to supervise and direct all investments for the Account without prior consultation with Client; provided, however, that all investment decisions by AMR for the Account shall be subject to the investment objective, restrictions and guidelines as established by Client and set forth in Investment Guidelines attached hereto.

     3. Notice by Client. Client may modify the Investment Guidelines only upon written notice to AMR of such modifications. In addition, client will advise AMR, as appropriate, of any material cash flow requirements with respect to the Account.

     4. Custodian. AMR will not take custody of any Account assets; rather, all assets which are physically deliverable shall be held by one or more custodians approved by the Client. All custodian fees and other transaction-related expenses of the Account shall be borne by Client.





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     5.     Account Information.  AMR will furnish Client with monthly written reports of all Account trading activity.

     6. Valuation of Securities. For all applicable purposes, including the computation of AMR's compensation as provided herein, Account assets shall be valued in good faith by AMR consistent with generally accepted valuation practices within the investment management industry.

     7. Execution of Transactions. AMR retains discretion to select brokers and dealers with whom to enter into transactions on behalf of the Account.

     8. Compensation. Client shall compensate AMR for its services under this agreement pursuant to the Fee Schedule attached hereto.

     9. Service to Other Clients. Client acknowledges that (a) AMR takes actions on behalf of other advisory clients (including investment companies) which may differ from actions taken on behalf of the Account, and (b) AMR is not obligated to initiate transactions for the Account in any securities or instruments in which AMR or its principals, affiliates or employees trade for their own accounts or for other clients.

     10. Confidential Relationship. Information furnished by either party to the other is confidential and shall not be disclosed to third parties unless required by law.

     11. Proxies. Neither AMR nor Client anticipates that Account assets will be subject to proxy solicitations.

     12. AMR Standard of Care. AMR shall discharge its duties under this agreement with the care, skill and diligence that a prudent man acting in a like capacity and familiar with investment matters would employ. Unless AMR's conduct is grossly negligent, reckless or in willful disregard of its duties hereunder, AMR shall not be liable to Client or any other party for any act or omission by AMR or a third party which relates to this agreement.

     13. Duration of Agreement. This agreement shall become effective upon its execution by Client. Either party may terminate this agreement without penalty upon 30 days prior notice to the other party. No assignment (as defined by the Investment Advisers Act of 1940) of this Agreement by AMR shall be effective without the consent of Client. If this agreement is





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            terminated before the end of a quarter, Client shall immediately pay AMR a pro-rated fee computed in accordance with the attached Fee Schedule.

     14. Notices. Written notices required by this agreement shall be sent, as applicable, to William F. Quinn, President, AMR Investment Services, Inc., P.O. Box 619003, Dallas/Ft. Worth Airport, Texas 75261-9003, and to Michael J. Durham, President, The SABRE Group, P.O. Box 619616, Dallas/Ft. Worth Airport, Texas 75261- 9616, or to such other person and address as either party may specify by written notice. AMR may rely upon any written notice or oral information received by it from Client which AMR reasonably believes to be genuine and authorized.

     15. Representations. AMR represents that it is registered as an investment adviser under the Investment Advisers Act of 1940. Client represents that this Agreement has been duly authorized and will be binding upon Client in accordance with its terms.

     16. Disclosure Statement. Client acknowledges having received and read AMR's current Form ADV, Part II at least 48 hours prior to the execution of this Agreement. Client further acknowledges that solicitation activities with respect to this Agreement were conducted solely by AMR, or if third party solicitation activities were conducted by a solicitor engaged by AMR, that Client has received and read the disclosure statement of such solicitor prior to the execution of this Agreement. If Client did not receive Form ADV, Part II at least 48 hours prior to the execution of this Agreement, then Client will have the right to terminate this Agreement without penalty, within five days after execution.

     17. Amendment of Agreement. This agreement contains the entire agreement between AMR and Client and can be amended only by the written agreement of both parties.

     18. Applicable Law and Jurisdiction. This agreement shall be governed by the laws of the State of Texas, without regard to its conflict of laws provisions, and any dispute arising from this agreement shall be resolved through arbitration proceedings conducted in Texas or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

     19. Assignability. This agreement will automatically and immediately terminate in the event of its assignment.





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If you concur with the aforementioned terms and conditions, please so indicate by returning an executed copy of this agreement to me.


                                        Very truly yours,



                                        /s/ William F. Quinn
                                        William F. Quinn
                                        President



Agreed and Accepted this 11th day of September, 1996

     THE SABRE GROUP


By:  /s/ Michael J. Durham
     Michael J. Durham
     President





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                                  FEE SCHEDULE

                                       TO
                       AGREEMENT DATED SEPTEMBER 11, 1996

                                    BETWEEN

                     AMR INVESTMENT SERVICES, INC. ("AMR")

                                      AND

                           THE SABRE GROUP ("CLIENT")

Client shall compensate AMR for services performed by AMR for Client pursuant to terms of referenced Agreement as follows:

A.   SABRE Corporate Cash Portfolio

                   Average Monthly
               Assets Under Management                   Annualized Rate
               -----------------------                   ---------------
                  First $250,000,000                            *%

                  Next $250,000,000                             *%

                  Next  $250,000,000                            *%

                  Over $750,000,000                             *%

Fees are payable monthly in arrears based on the average daily market value of assets under management during the period.

B.   SABRE Employee Benefit Plan Assets


                      Month-End
               Assets Under Management                   Annualized Rate
               -----------------------                   ---------------
                 First $2,000,000,000                           *%
                 Next $2,000,000,000                            *%
                 Over $4,000,000,000                            *%

Fees collected by AMR relating to the Client's Employee Benefit Plan Assets invested in the American AAdvantage Funds will reduce the fees calculated in accordance with the above fee schedule to arrive at a net fee to be collected ("Net Fee"). The Net Fee will be collected monthly in arrears.



*   CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION.